                                                                       EXHIBIT 4






                            NTN COMMUNICATIONS, INC.

                             1995 STOCK OPTION PLAN







                            As adopted July 7, 1995

                               TABLE OF CONTENTS
                               -----------------

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                                                                    Page
                                                                    ----
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1.  PURPOSE OF PLAN; ADMINISTRATION................................   1

     1.1    Purpose................................................   1

     1.2    Administration.........................................   1

     1.3    Participation..........................................   2

     1.4    Stock Subject to the Plan..............................   2

2.   STOCK OPTIONS.................................................   3

     2.1    Option Price...........................................   3

     2.2    Option Period..........................................   4

     2.3    Exercise of Options....................................   4

     2.4    Transferability of Options.............................   5

     2.5    Limitation on Exercise of Incentive Stock
            Options................................................   5

     2.6    Disqualifying Dispositions of Incentive Stock
            Options................................................   6

     2.7    Certain Timing Requirements............................   6

     2.8    No Affect on Employment................................   6

     2.9    Conditions to Issuance of Stock
            Certificates...........................................   6

3.   OTHER PROVISIONS..............................................   7

     3.1    Sick Leave and Leaves of Absence.......................   7

     3.2    Termination of Employment..............................   7

     3.3    Issuance of Stock Certificates.........................   8

     3.4    Terms and Conditions of Options and Restricted
            Stock..................................................   8


                                      i.

     3.5    Adjustments Upon Changes in Capitalization;
            Merger and Consolidation...............................   8

     3.6    Rights of Participants and Beneficiaries...............   9

     3.7    Government Regulations.................................   9

     3.8    Amendment and Termination..............................   9

     3.9    Time of Grant and Exercise of Options..................  10

     3.10   Privileges of Stock Ownership; Non-Distributive
            Intent; Reports to Option Holders......................  10

     3.11   Legending Share Certificates...........................  10

     3.12   Use of Proceeds........................................  11

     3.13   Changes in Capital Structure; No Impediment
            to Corporate Transactions..............................  11

     3.14   Effective Date of the Plan.............................  11

     3.15   Termination............................................  11

     3.16   Governing Law..........................................  11

     3.17   Effect of Plan Upon Options and Compensation
            Plans..................................................  11


                                      ii.

1.   PURPOSE OF PLAN; ADMINISTRATION

     1.1  Purpose.
          -------

     The NTN Communications, Inc. 1995 Stock Option Plan (hereinafter, the "Plan") is hereby established to grant to directors, officers and other employees of NTN Communications, Inc. ("NTN") or of its parent or subsidiaries (as defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")), if any (individually and collectively, the "Company"), and to non-employee consultants and advisors and other persons who may perform significant services for or on behalf of the Company, a favorable opportunity to acquire common stock, $.005 par value ("Common Stock"), of NTN and, thereby, to create an incentive for such persons to remain in the employ of or provide services to the Company and to contribute to its success.

     The Company may grant under the Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Options"). Unless expressly provided to the contrary herein, all references herein to "options" shall include both Incentive Stock Options and Nonstatutory Options.

     1.2  Administration.
          --------------

     The Plan shall be administered by the Board of Directors or by a committee (the "Committee"), which shall consist of two or more members of the Board of Directors of NTN (the "Board") designated from time to time by the Board, whom may or may not be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

     A majority of the members of the Committee shall constitute a quorum for the purposes of the Plan. Provided a quorum is present, the Committee may take action by affirmative vote or consent of a majority of its members present at a meeting. Meetings may be held telephonically as long as all members are able to hear one another, and a member of the Committee shall be deemed to be present for this purpose if he or she is in simultaneous communication by telephone with the other members who are able to hear one another. In lieu of action at a meeting, the Committee may act by written consent of a majority of its members.

     Subject to the express provisions of the Plan and as the Board may otherwise determine, the Committee shall have the authority to construe and interpret the Plan and all Stock Option Agreements (as defined in Section 3.4) entered into pursuant hereto and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper; and, provided, further, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the express limitations of the Plan, the Committee shall designate the individuals from among the class of persons eligible to participate as provided in Section 1.3 who shall receive options, whether an optionee will receive Incentive

                                      1.

Stock Options or Nonstatutory Options, or both, and the amount, price, restrictions and all other terms and provisions of such options (which need not be identical).

     Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, options and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

     1.3  Participation.
          -------------

     Directors, officers and other employees of the Company, as well as non-employee consultants and advisors and other persons who may perform significant services for or on behalf of the Company, shall be eligible for selection to participate in the Plan upon approval by the Committee; provided, however, that only "employees" (within the meaning of Section 3401(c) of the Code) of the Company shall be eligible for the grant of Incentive Stock Options. An individual who has been granted an option may, if otherwise eligible, be granted additional options if the Committee shall so determine. No person is eligible to participate in the Plan by matter of right; only those eligible persons who are selected by the Committee in its discretion shall participate in the Plan.

     1.4  Stock Subject to the Plan.
          -------------------------

     Subject to adjustment as provided in Section 3.5, the stock to be offered under the Plan shall be shares of authorized but unissued Common Stock, including any shares repurchased under the terms of the Plan or any Stock Option Agreement entered into pursuant hereto. The cumulative aggregate number of shares of Common Stock to be issued under the Plan shall not exceed 2,000,000 plus such additional shares of Common Stock as are subject to options outstanding as of the effective date of the Plan under NTN's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option which expire or are terminated without exercise, subject to adjustment as set forth in Section 3.5. As of the effective date of the Plan, there were outstanding and unexercised options to purchase 1,340,130 and 1,455,000 shares of Common Stock, respectively, under such plans.

     If any option granted hereunder shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. For purposes of this
Section 1.4, where the exercise price of options is paid by means of the grantee's surrender of previously owned shares of Common Stock, only the net number of additional shares issued and which remain outstanding in connection with such exercise shall be deemed "issued" for purposes of the Plan.

                                      2.

2.   STOCK OPTIONS

     2.1  Option Price.
          ------------

     The exercise price of each Incentive Stock Option granted under the Plan shall be determined by the Committee, but shall not be less than 100% of the "Fair Market Value" (as defined below) of Common Stock on the date of grant. If an Incentive Stock Option is granted to an employee who at the time such option is granted owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of capital stock of the Company, the option exercise price shall be at least 110% of the Fair Market Value of Common Stock on the date of grant. The exercise price of each Nonstatutory Option also shall be determined by the Committee, but shall not be less than 50% of the Fair Market Value of Common Stock on the date of grant.
The status of each option granted under the Plan as either an Incentive Stock Option or a Nonstatutory Stock Option shall be determined by the Committee at the time the Committee acts to grant the option, and shall be clearly identified as such in the Stock Option Agreement relating thereto.

     "Fair Market Value" for purposes of the Plan shall mean: (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if Common Stock is then listed on the Nasdaq Stock Market) or (2) the mean between the closing representative bid and asked price (in all other cases) for Common Stock on the day prior to such date as reported by NASDAQ or such successor quotation system; or (iii) if there is no listing or trading of Common Stock either on a national exchange or over-the-counter, that price determined in good faith by the Committee to be the fair value per share of Common Stock, based upon such evidence as it deems necessary or advisable.

     In the discretion of the Committee exercised at the time the option is exercised, the exercise price of any option granted under the Plan shall be paid in full in cash, by check or by the optionee's interest-bearing full recourse promissory note (subject to any limitations of applicable state corporations law) delivered at the time of exercise; provided, however, that subject to the timing requirements of Section 2.7, in the discretion of the Committee and upon receipt of all regulatory approvals, the person exercising the option may deliver as payment in whole or in part of such exercise price certificates for Common Stock of the Company (duly endorsed or with duly executed stock powers attached), which shall be valued at its Fair Market Value on the day of exercise of the option, or other property deemed appropriate by the Committee; and, provided further, that subject to Section 422 of the Code so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board shall be permitted in the discretion of the Committee. Without limiting the Committee's discretion in this regard, consecutive book entry stock-for-stock exercises of options (or "pyramiding") also are permitted in the Committee's discretion.

     Irrespective of the form of payment, the delivery of shares pursuant to the exercise of an option shall be conditioned upon payment by the optionee to the Company of amounts sufficient to enable the Company to pay all federal, state, and local withholding taxes applicable, in the Company's judgment, to the exercise. In the discretion of the Committee, such payment to the Company may be effected through (i) the Company's withholding from the number of shares of Common Stock that would otherwise be delivered to the optionee by the Company on exercise of

                                      3.

the option a number of shares of Common Stock equal in value (as determined by the Fair Market Value of Common Stock on the date of exercise) to the aggregate withholding taxes, (ii) payment by the optionee to the Company of the aggregate withholding taxes in cash, (iii) withholding by the Company from other amounts contemporaneously owed by the Company to the optionee, or (iv) any combination of these three methods, as determined by the Committee in its discretion.

     2.2  Option Period.
          -------------

     (a) Each option and all rights or obligations thereunder shall expire on such date as the Committee shall determine as set forth in the Stock Option Agreement, but in no event shall any option granted hereunder expire prior to the first to occur of the following events:

     (i) Except as required by Section 422(c)(6) of the Code, the expiration of ten years from the date the option was granted; or

     (ii) Except in the case of any optionee who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of three months from the date of the optionee's Termination of Employment (as defined in Section 3.2) for any reason other than such optionee's death unless the optionee dies within said three-month period; or

     (iii) In the case of an optionee who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of six months from the date of the Optionee's Termination of Employment by reason of such disability, unless the Optionee dies within said six-month period; or

     (iv)  The expiration of six months from the date of the optionee's death.

     (b) Subject to the provisions of Section 2.2(a), the Committee shall provide, in the terms of each Stock Option Agreement, when the option subject to such agreement expires and becomes unexercisable. Without limiting the generality of the foregoing, the Committee may provide in the Stock Option Agreement that the option subject thereto expires 30 days following a Termination of Employment for any reason other than death or disability or six months following a Termination of Employment for disability or following an optionee's death.

     (c)  Outside Date for Exercise.  Notwithstanding any provision of this
          -------------------------
Section 2.2, in no event shall any option granted under the Plan be exercised after the expiration date of such option set forth in the applicable Stock Option Agreement.

     2.3  Exercise of Options.
          -------------------

     Each option granted under the Plan shall become exercisable and the total number of shares subject thereto shall be purchasable, in a lump sum or in such installments, which need not be equal, as the Committee shall determine; provided, however, that each option shall become exercisable in full no later than five years after such option is granted, and each option shall become exercisable as to at least 20% of the shares of Common Stock covered thereby on each anniversary of the date such option is granted; and provided, further, that if the holder of an option shall not in any given installment period purchase all of the shares which such holder is entitled to purchase in such installment period, such holder's right to purchase any shares not purchased in such installment period shall continue until the expiration or sooner termination of such holder's option. The Committee may, at any time after grant of the option and from time to time, increase

                                      4.

the number of shares purchasable in any installment, subject to the total number of shares subject to the option and the limitations set forth in Section 2.5. At any time and from time to time prior to the time when any exercisable option or exercisable portion thereof becomes unexercisable under the Plan or the applicable Stock Option Agreement, such option or portion thereof may be exercised in whole or in part; provided, however, that the Committee may, by the terms of the option, require any partial exercise to be with respect to a specified minimum number of shares. No option or installment thereof shall be exercisable except with respect to whole shares. Fractional share interests shall be disregarded, except that they may be accumulated as provided above and except that if such a fractional share interest constitutes the total shares of Common Stock remaining available for purchase under an option at the time of exercise, the optionee shall be entitled to receive on exercise a certified or bank cashier's check in an amount equal to the Fair Market Value of such fractional share of stock.

     2.4  Transferability of Options.
          --------------------------

     In the discretion of the Committee, an option granted under the Plan may be transferable by the optionee (a) by gift or other transfer to the optionee's spouse or other immediate relative, or to a trust or estate in which the optionee or the optionee's spouse or other immediate relative has a substantial beneficial interest, and (b) pursuant to a qualified domestic relations order (as defined by the Code). However, any option so transferred shall continue to be subject to all the terms and conditions contained in the Stock Option Agreement evidencing such options.

     Except as the Committee may determine as aforesaid, an option granted under the Plan shall, by its terms, be non-transferable by the optionee other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee or by his or her guardian or legal representative. More particularly, but without limiting the generality of the immediately preceding sentence, an option may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any option contrary to the provisions of the Plan and the applicable Stock Option Agreement, and any levy of any attachment or similar process upon an option, shall be null and void, and otherwise without effect, and the Committee may, in its sole discretion, upon the happening of any such event, terminate such option forthwith.

     2.5  Limitation on Exercise of Incentive Stock Options.
          -------------------------------------------------

     To the extent that the aggregate Fair Market Value (determined on the date of grant) of the Common Stock with respect to which Incentive Stock Options granted hereunder (together with all other Incentive Stock Option plans of the Company) are exercisable for the first time by an optionee in any calendar year under the Plan exceeds $100,000, such options granted hereunder shall be treated as Nonstatutory Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted.

     2.6  Disqualifying Dispositions of Incentive Stock Options.
          -----------------------------------------------------

     If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the option holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before

                                      5.

the disposition shall comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

     2.7  Certain Timing Requirements.
          ---------------------------

     At the discretion of the Committee, shares of Common Stock issuable to the optionee upon exercise of an option may be used to satisfy the option exercise price or the tax withholding consequences of such exercise, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date or (ii) pursuant to an irrevocable written election by the optionee to use shares of Common Stock issuable to the optionee upon exercise of the option to pay all or part of the option price or the withholding taxes made at least six months prior to the payment of such option price or withholding taxes.

     2.8  No Affect on Employment.
          -----------------------

     Nothing in the Plan or in any Stock Option Agreement hereunder shall confer upon any optionee any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporation and its Subsidiaries, which are hereby expressly reserved, to discharge any optionee at any time for any reason whatsoever, with or without cause.

     For purposes of the Plan, "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of the Plan, "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.9  Conditions to Issuance of Stock Certificates.
          --------------------------------------------

     The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any option or portion thereof prior to fulfillment of all of the following conditions:

     (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

     (b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

     (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee or Board shall, in its absolute discretion, determine to be necessary or advisable;

                                      6.

     (d) The lapse of such reasonable period of time following the exercise of the option as the Committee or Board may establish from time to time solely for reasons of administrative convenience; and

     (e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

3.  OTHER PROVISIONS

     3.1  Sick Leave and Leaves of Absence.
          --------------------------------

     Unless otherwise provided in the Stock Option Agreement, and to the extent permitted by Section 422 of the Code, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Company if the period of any such leave does not exceed a period approved by the Company, or, if longer, if the optionee's right to reemployment by the Company is guaranteed either contractually or by statute. A Stock Option Agreement may contain such additional or different provisions with respect to leave of absence as the Committee may approve, either at the time of grant of an option or at a later time.

     3.2  Termination of Employment.
          -------------------------

     For purposes of the Plan, "Termination of Employment" shall mean the time when the employee-employer relationship between the optionee and the Company, any Subsidiary or any Parent Corporation is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an optionee by the Company, any Subsidiary or any Parent Corporation, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company, a Subsidiary or any Parent Corporation with the former employee. Subject to Section 3.1, the Committee, in its absolute discretion, shall determine the affect of all matters and questions relating to Termination of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.

     3.3  Issuance of Stock Certificates.
          ------------------------------

     Upon exercise of an option, the Company shall deliver to the person exercising such option a stock certificate evidencing the shares of Common Stock acquired upon exercise. Notwithstanding the foregoing, the Committee in its discretion may require the Company to retain possession of any certificate evidencing stock acquired upon exercise of an option which remains subject to repurchase under the provisions of the Stock Option Agreement or any other agreement signed by the optionee in order to facilitate such repurchase provisions.

                                      7.

     3.4  Terms and Conditions of Options and Restricted Stock.
          ----------------------------------------------------

     Each option granted under the Plan shall be evidenced by a written Stock Option Agreement ("Stock Option Agreement") between the option holder and the Company providing that the option is subject to the terms and conditions of the Plan and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.

     3.5  Adjustments Upon Changes in Capitalization; Merger and Consolidation.
          --------------------------------------------------------------------

     If the outstanding shares of Common Stock are changed into, or exchanged for cash or a different number or kind of shares or securities of the Company or of another corporation through reorganization, merger, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment shall be made by the Committee in the number and kind of shares as to which options and restricted stock may be granted. In the event of such a change or exchange, other than for shares or securities of another corporation or by reason of reorganization, the Committee shall also make a corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share (except for any change in the aggregate price resulting from rounding-off of share quantities or prices).

     In the event of a "spin-off" or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Common Stock, the Committee in its discretion shall make an appropriate and equitable adjustment to the exercise prices of options then outstanding under the Plan.

     Where an adjustment under this Section 3.5 of the type described above is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a "modification" under the provisions of subsection 424(b)(3) of the Code.

     In connection with the dissolution or liquidation of NTN or a partial liquidation involving 50% or more of the assets of NTN, a reorganization of NTN in which another entity is the survivor, a merger or reorganization of NTN under which more than 50% of the Common Stock outstanding prior to the merger or reorganization is converted into cash or into another security, a sale of more than 50% of the Company's assets, or a similar event that the Committee determines, in its discretion, would materially alter the structure of NTN's or its ownership, the Committee, upon 30 days prior written notice to the option holders, may, in its discretion, do one or more of the following: (i) shorten the period during which options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices; or (iv) cancel options upon payment to the option holders in cash, with respect to each option to the extent then exercisable (including any options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the Fair Market Value of the Common Stock (at the effective time of the dissolution, liquidation, merger, reorganization, sale of other event) or the fair market value of the option. In the case of a change in corporate control, the Committee may, in considering the advisability or the terms and conditions of any acceleration of the exercisability of any option pursuant to this Section 3.5, take

                                      8.

into account the penalties that may result directly or indirectly from such acceleration to either the Company or the option holder, or both, under Section 280G of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects.

     No fractional share of Common Stock shall be issued under the Plan on account of any adjustment under this Section 3.5.

     3.6  Rights of Participants and Beneficiaries.
          ----------------------------------------

     The Company shall pay all amounts payable hereunder only to the optionee holder or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any optionee or his or her beneficiaries, and rights to cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

     3.7  Government Regulations.
          ----------------------

     The Plan, and the grant and exercise of options and the issuance and delivery of shares of Common Stock under Options granted hereunder, shall be subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and federal margin requirements and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     3.8  Amendment and Termination.
          -------------------------

     The Board or the Committee may at any time suspend, amend or terminate the Plan and may, with the consent of the option holder, make such modifications of the terms and conditions of such option holder's option as it shall deem advisable; provided, however, that, without approval of the Company's stockholders given within twelve months before or after the action by the Committee, no action of the Committee may, except as provided in Section 3.5, increase any limit imposed in Section 1.4 on the maximum number of shares which may be issued on exercise of options, materially modify the eligibility requirements of Section 1.3, reduce the minimum stock option exercise price requirements of Section 2.1, extend the limit imposed in this Section 3.8 on the period during which options may be granted or amended. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the option holder affected thereby, alter or impair any rights or obligations under any option theretofore granted under the Plan. No option may be granted during any period of suspension nor after termination of the Plan, and in no event may any option be granted under the Plan after the expiration of ten years from the date the Plan is adopted by the Board.

                                      9.

     3.9  Time of Grant and Exercise of Options.
          -------------------------------------

     An option shall be deemed to be exercised when the Secretary of the Company receives written notice from an option holder of such exercise, payment of the purchase price determined pursuant to Section 2.1 of the Plan and set forth in the Stock Option Agreement, and all representations, indemnifications and documents reasonably requested by the Committee.

     3.10  Privileges of Stock Ownership; Non-Distributive Intent; Reports to
           ------------------------------------------------------------------
Option Holders.
- --------------

     A participant in the Plan shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued to the optionee. Upon exercise of an option at a time when there is not in effect under the Securities Act of 1933, as amended, a Registration Statement relating to the Common Stock issuable upon exercise or payment therefor and available for delivery a Prospectus meeting the requirements of Section 10(a)(3) of said Act, the optionee shall represent and warrant in writing to the Company that the shares purchased are being acquired for investment and not with a view to the distribution thereof.

     The Company shall furnish to each optionee under the Plan the Company's annual report and such other periodic reports, if any, as are disseminated by the Company in the ordinary course to its stockholders.

     3.11  Legending Share Certificates.
           ----------------------------

     In order to enforce any restrictions imposed upon Common Stock issued upon exercise of an option granted under the Plan or to which such Common Stock may be subject, the Committee may cause a legend or legends to be placed on any share certificates representing such Common Stock, which legend or legends shall make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by applicable laws or regulations. If any restriction with respect to which a legend was placed on any certificate ceases to apply to Common Stock represented by such certificate, the owner of the Common Stock represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend.

     Additionally, and not by way of limitation, the Committee may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the requirements of any stock exchange upon which Common Stock is then traded.

     3.12  Use of Proceeds.
           ---------------

     Proceeds realized pursuant to the exercise of options under the Plan shall constitute general funds of the Company.

                                      10.

     3.13  Changes in Capital Structure; No Impediment to Corporate
           --------------------------------------------------------
Transactions.
- ------------

     The existence of outstanding options under the Plan shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company's or any other corporation's assets or business, or any other corporate act, whether similar to the events described above or otherwise.

     3.14  Effective Date of the Plan.
           --------------------------

     The Plan shall be effective as of the date of its approval by the stockholders of NTN within twelve months after the date of the Board's initial adoption of the Plan. Options may be granted but not exercised prior to stockholder approval of the Plan. If any options are so granted and stockholder approval shall not have been obtained within twelve months of the date of adoption of this Plan by the Board of Directors, such options shall terminate retroactively as of the date they were granted.

     3.15  Termination.
           -----------

     The Plan shall terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board or earlier as provided in Section 3.8. Unless otherwise provided herein, the termination of the Plan shall not affect the validity of any option agreement outstanding at the date of such termination.

     3.16  Governing Law.
           -------------

     The Plan shall be governed by, and construed in accordance with the laws of the State of California (without giving effect to conflicts of law principles).

     3.17  Effect of Plan Upon Options and Compensation Plans.
           --------------------------------------------------

     The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Subsidiary or any Parent Corporation. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for employees of the Company, any Subsidiary or any Parent Corporation or (ii) to grant or assume options or other rights otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.


                                 *     *     *

                                      11.

                                  APPENDIX A
                                  ----------

     The second sentence of section 1.4 entitled Stock Subject to the 1995
                                                 -------------------------
Option Plan is amended to read in its entirety as follows:
- -----------

     "The cumulative aggregate number of shares of Common Stock to be issued under the 1995 Option Plan will not exceed 4,000,000 (plus up to 2,818,930 additional shares subject to options outstanding under the 1985 Incentive Stock Option Plan and the 1985 Nonqualified Stock Option Plan as of the effective date of this Plan which expire or are terminated subsequent to the effective date of this Plan without being exercised), subject to adjustment as described below."

                                      1.

                            NTN COMMUNICATIONS, INC.

                            Secretary's Certificate
                            -----------------------


     I, Laura Kass, certify that I am the Corporate Secretary of NTN Communications, Inc., a Delaware corporation (the "Company"), and that, as such, I am authorized to execute this Certificate on behalf of the Company, and do further certify that attached hereto as Appendix A is a true and complete copy of the amendment to the 1995 Stock Option Plan duly adopted by the Board of Directors at a meeting duly held on June 19, 1996 and adopted and approved by the stockholders of the Company at a meeting duly held on August 16, 1996, which amendment has not been amended, modified or rescinded and remains in full force and effect.



Dated:  September 25, 1996                  /s/  Laura Kass
                                            ---------------------------
                                            Laura Kass
                                            Secretary